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                                                                 EXHIBIT (g)(11)




As of September 5, 2000


VIA UPS OVERNIGHT
-----------------
The Chase Manhattan Bank
4 Chase MetroTech Center
Brooklyn, New York  11245

         Attention:  Global Custody Division


         Re: Global Custody Agreement, Effective May 1, 1996, as amended November 20, 1997 between The Chase Manhattan Bank and those registered investment companies (and on behalf of certain series thereof), listed on Schedule A and Appendix A, respectively, attached thereto ("Agreement")


Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Pooled Trust (successor to Delaware Pooled Trust, Inc.) for the benefit of The Large-Cap Growth Equity Portfolio (the "Series") hereby appoints The Chase Manhattan Bank to provide custodial services for the Series under and in accordance with the terms of the Agreement and accordingly, requests that the Series be added to Schedule A and Appendix A, respectively, to the Agreement effective September 5, 2000. Kindly acknowledge your agreement to provide such services and to add the Series to Schedule A and Appendix A, respectively, to the Agreement by signing in the space provided below.

                              DELAWARE POOLED TRUST
                              on behalf of The Large-Cap Growth Equity Portfolio


                              By: /s/  David K. Downes
                                       David K. Downes
                              Its:     President, Chief Executive Officer,
                                       Chief Financial Officer


AGREED:

THE CHASE MANHATTAN BANK


By: /s/Rosemary M. Stidmon


Its: Vice President